SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant                            |_|
Filed by a Party other than the Registrant         |_|

Check the appropriate box:

|_|  Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|X|  Definitive Proxy Statement
|_|  Definitive Additional Materials
|_|  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                               DIONEX CORPORATION
                (Name of Registrant as Specified in Its Charter)

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box)

|X|  No fee required.
|_|  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1.   Title of each class of securities to which transaction applies:

          _____________________________________________________________________

     2.   Aggregate number of securities to which transaction applies:

          _____________________________________________________________________

     3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          _____________________________________________________________________

     4.   Proposed maximum aggregate value of transaction:

          _____________________________________________________________________

     5.   Total fee paid:

          _____________________________________________________________________

|_|  Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1.   Amount Previously Paid:

          _____________________________________________________________________

     2.   Form, Schedule or Registration Statement No.:

          _____________________________________________________________________

     3.   Filing Party:

          _____________________________________________________________________

     4.   Date Filed:

          _____________________________________________________________________

                               DIONEX CORPORATION
                                501 Mercury Drive
                           Sunnyvale, California 94086

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON OCTOBER 22, 1998

TO THE STOCKHOLDERS OF DIONEX CORPORATION:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Dionex Corporation, a Delaware corporation (the "Company"), will be held at Dionex Corporation, 501 Mercury Drive, Sunnyvale, California 94086, on Thursday, October 22, 1998 at 9:00 a.m. for the following purposes:

     1. To elect directors to serve for the ensuing year and until their successors are elected.

     2. To ratify the selection of Deloitte & Touche LLP as the Company's independent auditors for its fiscal year ending June 30, 1999.

     3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on September 8, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                        BY ORDER OF THE BOARD OF DIRECTORS


                                        [FACSIMILE SIGNATURE]

                                        JAMES C. GAITHER
                                        Secretary
Sunnyvale, California
September 11, 1998

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST BRING TO THE MEETING A LETTER FROM THE BROKER, BANK OR OTHER NOMINEE CONFIRMING YOUR BENEFICIAL OWNERSHIP OF THE SHARES. ADDITIONALLY, IN ORDER TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                               DIONEX CORPORATION
                                501 Mercury Drive
                           Sunnyvale, California 94086

                              1998 Proxy Statement
                 Information Concerning Solicitation and Voting

General

     The enclosed proxy is solicited on behalf of the Board of Directors of the Company (the "Board") for use at the Annual Meeting of Stockholders to be held on October 22, 1998, at 9:00 a.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at Dionex Corporation, 501 Mercury Drive, Sunnyvale, California 94086.

Solicitation

     The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

     The Company intends to mail this proxy statement and accompanying proxy card on or about September 11, 1998, to all stockholders entitled to vote at the Annual Meeting.

Voting Rights and Outstanding Shares

     Only holders of record of Common Stock at the close of business on September 8, 1998 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on September 8, 1998, the Company had outstanding and entitled to vote 22,282,956 shares of Common Stock. Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

     All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

Revocability of Proxies

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 501 Mercury Drive, Sunnyvale, California 94086, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.


                                       1.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

     In March 1998, the Board approved an amendment to the Company's Bylaws to increase the number of authorized Board positions to five. In March 1998, Riccardo Pigliucci was elected to the Board by the existing four directors. There are five nominees for the five Board positions presently authorized in the Company's Bylaws. Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal. Each nominee listed below is currently a director of the Company, four directors having been elected by the stockholders and one director having been elected by the Board.

     Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the five nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. Directors are elected by a plurality of the votes of the holders of Common Stock present in person or represented by proxy and entitled to vote.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Nominees

     The following information pertains to the nominees, their principal occupations for the preceding five-year period, certain directorships, and their ages as of August 31, 1998.

                                         Principal Occupation/ Positions
Name                               Age   Held with the Company
----                               ---   -------------------------------
David L. Anderson...............   54    Managing Director, Sutter Hill Ventures
James F. Battey.................   77    Independent Investor
A. Blaine Bowman................   52    President and Chief Executive Officer
B. J. Moore.....................   62    Management Consultant
Riccardo Pigliucci..............   51    Independent Consultant

     Mr. Anderson has been a managing director or general partner of Sutter Hill Ventures, a venture capital investment partnership, since 1974. Mr. Anderson has served as a director of the Company since it began operations in 1980 and previously served as a director of the predecessor of the Company. Mr. Anderson is also a director of Cytel Corporation, Neurex Corporation, BroadVision, Inc. and Molecular Devices Corporation.

     Dr. Battey was President and Chief Executive Officer of Psi Star, Inc., which manufactured equipment used in the production of computer circuit boards, from 1981 until May 1987, and Chairman of the Board of Psi Star from May 1987 until his retirement in May 1990. Dr. Battey has served as a director of the Company since it began operations in 1980 and previously served as a director of the predecessor of the Company.

     Mr. Bowman has served as the Company's President and Chief Executive Officer and as a director since the Company began operations in 1980. Mr. Bowman is also a director of Molecular Devices Corporation.

     Mr. Moore is an independent management consultant. From December 1985 until July 1991, he was President of Outlook Technology, Inc., a company that manufactured and sold high performance instrumentation and was merged with Biomation Corporation in August 1991. He has served as a director of the Company since it began operations in 1980 and previously served as a director of the predecessor of the Company. Mr. Moore is also a director of Adaptec, Inc. and American Xtal Technology, Inc.


                                       2.

     Mr. Pigliucci was Chief Executive Officer of Life Sciences International, a supplier of scientific equipment and consumables to research, clinical and industrial markets, from 1996 to 1997. Prior to that, he held numerous management positions during his 23-year career at Perkin-Elmer Corporation, a life science and analytical instrument company, including President and Chief Operating Officer from 1993 to 1995. He was elected as a director of the Company in March 1998. Mr. Pigliucci is also a director of Topometrix Corporation and BioSepra Corporation.

Meetings; Committees

     During the fiscal year ended June 30, 1998, the Board held seven meetings. The Board has two committees, an Audit Committee and a Compensation Committee. The Audit Committee recommends engagement of the Company's independent auditors, approves services performed by such auditors, and reviews and evaluates the Company's accounting system and its system of internal accounting controls. The Audit Committee, consisting of Messrs. Anderson, Moore and Pigliucci and Dr. Battey, held one meeting during the fiscal year ended June 30, 1998.

     The Compensation Committee reviews and administers the compensation of the Company's officers and certain members of senior management of the Company. The members of the Compensation Committee are Messrs. Anderson, Moore and Pigliucci and Dr. Battey. During the fiscal year ended June 30, 1998, the Compensation Committee held two meetings.

     During the fiscal year ended June 30, 1998, each Board member attended 100% of the meetings of the Board and the committees upon which such member served.

                                   PROPOSAL 2

                        APPROVAL OF INDEPENDENT AUDITORS

     Deloitte & Touche LLP ("Deloitte & Touche") has served as the Company's independent auditors with respect to the Company's books and accounts since the Company began operations in 1980.

     The stockholders are being asked to ratify the approval of Deloitte & Touche as independent auditors for the fiscal year ending June 30, 1999. Although it is not required to do so, the Board is submitting the approval of Deloitte & Touche to the stockholders for ratification as a matter of good corporate practice. Should the stockholders fail to provide such ratification, the Board would reconsider its approval of Deloitte & Touche as independent auditors for the fiscal year ending June 30, 1999. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Board determines that such a change would be in the best interests of the Company and its stockholders.

     Representatives of Deloitte & Touche are expected to be present at the Annual Meeting of Stockholders. They do not expect to make any statement, but will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

     The affirmative vote of the holders of a majority of the Common Stock present in person or represented by proxy and entitled to vote on the proposal at the Annual Meeting will be required to ratify the selection of Deloitte & Touche.

                 THE BOARD OF DIRECTORS RECOMMENDS RATIFICATION
                     OF THE SELECTION OF DELOITTE & TOUCHE.


                                       3.

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the ownership of the Company's Common Stock as of August 1, 1998 by (i) each director, (ii) each Named Executive Officer (as defined under "Executive Compensation"), (iii) all executive officers and directors as a group and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock:

                                                         Beneficial Ownership(1)
                                                         -----------------------
                                                           Number        Percent
Name of Beneficial Owner                                  of Shares     of Class
------------------------                                  ---------     --------

Pioneering Management Corporation(2) ................     2,376,000        10.6%
  60 State Street
  Boston, MA  02109
Janus Capital Corporation(3) ........................     1,962,864         8.8%
  100 Fillmore Street #300
  Denver, CO  80206
A. Blaine Bowman(4)(5) ..............................     1,436,952         6.2%
James F. Battey .....................................       531,980         2.4%
David L. Anderson(5)(6) .............................       312,120         1.4%
Barton Evans, Jr.(5) ................................       310,780         1.4%
Christopher Pohl(5) .................................        85,407           *
Michael Pope(5) .....................................        83,218           *
Nebojsa Avdalovic(5) ................................        56,514           *
B. J. Moore(5) ......................................        40,040           *
Riccardo Pigliucci(5) ...............................          --             *
All executive officers and directors as a group
  (11 persons)(7) ...................................     2,942,129        12.5%

--------------------
* Less than one percent.

(1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 22,345,706 shares outstanding on August 1, 1998 adjusted as required by rules promulgated by the SEC.

(2) Pioneering Management Corporation is a registered investment adviser. As of August 1, 1998, Pioneering Management Corporation had sole dispositive and voting power with respect to all of the shares set forth above.

(3) Janus Capital Corporation is a registered investment advisor. As of August 1, 1998, Janus Capital Corporation had shared dispositive and voting power with respect to all of the shares set forth above.

(4) Includes 52,264 shares held of record by a trust for the benefit of Mr. Bowman's daughter, as to which shares Mr. Bowman disclaims beneficial ownership.

(5) Includes shares subject to outstanding stock options that were exercisable on August 1, 1998 or that could become exercisable within 60 days thereafter, as follows: Mr. Bowman, 719,000 shares; Mr. Evans, 187,000 shares; Mr. Anderson, 10,000 shares; Mr. Avdalovic, 53,300 shares; Mr. Pohl, 83,000; Mr. Pope, 75,850 shares; and Mr. Moore, 6,000 shares.


                                       4.

(6) Includes 21,120 shares held by Mr. Anderson as custodian for his son, as to which shares Mr. Anderson disclaims beneficial ownership.

(7) Includes shares described in the notes above, as applicable, and 81,704 shares subject to outstanding stock options held by other executive officers of the Company that were exercisable on August 1, 1998 or could become exercisable within 60 days thereafter.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended June 30, 1998, the Company's executive officers and directors complied with applicable Section 16(a) filing requirements.


                                       5.

                             EXECUTIVE COMPENSATION

Compensation of Directors

     Each Non-Employee Director received an annual fee of $15,000 in fiscal 1998 and $1,000 for each regularly scheduled meeting attended, including the Audit Committee meeting, and $750 for every other meeting attended. A Non-Employee Director is defined as a director who is not an employee of the Company or any parent corporation or subsidiary corporation of the Company as those terms are defined in Sections 424(e) and (f), respectively, of the Internal Revenue Code of 1986 (hereinafter an "Affiliate"), and has not been an employee or the Company or any Affiliate for all or part of the preceding fiscal year. The annual fee payable to Non-Employee Directors during fiscal 1999 will increase to $16,500 and the fee for special meetings will increase to $800 per meeting.

     In addition, each Non-Employee Director is eligible for option grants under the Company's 1988 Directors' Stock Option Plan (the "Directors' Plan"). The Directors' Plan is administered by the Board. On the date of the annual meeting of stockholders, each member of the Board who is a Non-Employee Director, as defined above, is automatically granted under the Directors' Plan, without further action by the Company, the Board or the stockholders of the Company, an option to purchase 4,000 shares of Common Stock of the Company. Each person who is elected for the first time to be a Non-Employee Director is automatically granted an option to purchase 20,000 shares of the Common Stock of the Company. The exercise price of options granted under the Directors' Plan is 100% of the fair market value of the Common Stock subject to the option on the date of the option grant. Options granted under the Directors' Plan vest in 25% increments each year beginning one year from the date of grant. The term of options granted under the Directors' Plan is five years from the date granted.

     During the last fiscal year, the Company granted options covering 32,000 shares to the Non-Employee Directors of the Company at a weighted average exercise price per share of $27.00. Options to purchase 8,000 shares of Common Stock granted under the Directors' Plan were exercised during fiscal 1998, and the value realized upon exercise of such options was $142,625.

Compensation of Executive Officers

     The following table sets forth, for the fiscal years ended June 30, 1998, 1997, and 1996, certain compensation awarded or paid to, or earned by, the Company's Chief Executive Officer and the Company's four other most highly compensated executive officers at June 30, 1998 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                    Long-Term
                                                                                  Compensation
                                                    Annual Compensation                Awards
                                                                                   Number of Shares
                                                                                   of Common Stock         All Other
                                                                                     Underlying          Compensation
     Name and Principal Position                          Year         Salary(1)       Bonus(2)             Options              (3)
    ---------------------------                          ----         ---------    ----------------       ------------           ---
A. Blaine Bowman ...............................         1998         $334,904         $361,489(4)          160,000         $  8,000
  President and                                          1997          319,904          345,413(4)          200,000            8,000
  Chief Executive Officer                                1996          303,465          320,859(4)             --              7,408

Barton Evans, Jr ...............................         1998         $209,238         $127,699              40,000         $  7,995
  Senior Vice President                                  1997          192,946          120,077              56,000         $  8,011
                                                         1996          183,273           97,299                --              7,474

Nebojsa Avdalovic ..............................         1998         $168,185         $ 58,399              18,000         $  8,294
  Vice President                                         1997          163,008           55,004              18,000            7,113
                                                         1996          155,515           69,026                --              7,856


                                       6.


Christopher Pohl(5) ............................         1998         $155,677         $ 73,633              30,000         $  9,053
  Vice President                                         1997          142,832           54,867              36,000            8,828

Michael Pope ...................................         1998         $155,677         $ 73,633              30,000         $  8,592
  Vice President and                                     1997          146,031           66,433              36,000            8,134
  Chief Financial Officer                                1996          137,254           56,537                --              8,333

----------

(1) Includes amounts earned but deferred at the election of the Named Executive Officers pursuant to the Company's 401(k) Plan.

(2)  Amounts shown include  amounts earned under the Company's  Employee  Profit
     Sharing  Plan and the  Management  Bonus Plan.  Under the  Employee  Profit
     Sharing Plan, amounts earned in fiscal years 1998, 1997, and 1996, respectively, were as follows: Mr. Bowman $71,489, $70,413, and $70,859; Mr. Evans $34,669, $33,077, and $31,299; Dr. Avdalovic $23,399, $23,004,
     and  $25,026;  and Mr.  Pope  $23,633,  $22,433,  and  $21,537.  Under  the
     Management Bonus Plan, amounts earned in fiscal years 1998, 1997 and 1996, respectively, were as follows: Mr. Bowman $290,000, $275,000, and $250,000; Mr. Evans $93,000, $87,000, and $66,000; Dr. Avdalovic $35,000, $32,000,
     and $44,000; and Mr. Pope $50,000, $44,000, and $35,000. In fiscal 1998 and
     1997, respectively, Mr. Pohl earned $23,633 and $20,867 under the Employee Profit Sharing Plan and $50,000, and $34,000 under the Management Bonus Plan.

(3)  Amounts shown include Company contributions to the Company's 401(k) Plan.

(4)  Includes  $190,000,  $175,000 and $150,000  deferred at the election of Mr.
     Bowman for fiscal 1998, 1997 and 1996, respectively, pursuant to the Company's compensation deferral plan established by the Company for Mr. Bowman.

(5) Mr. Pohl became an executive officer of the Company in July 1996. Therefore, no amounts are shown for fiscal 1996.

Stock Option Grants and Exercises

     The Company grants options to its executive officers under the Dionex Corporation Stock Option Plan (the "Plan"). The Plan will terminate in July 2005 unless sooner terminated by the Board. As of June 30, 1998, options to purchase a total of 3,136,700 shares had been granted and were outstanding under the Plan and the Company's now-expired 1984 Supplemental Stock Option Plan. Options to purchase 1,684,758 shares remained available for grant under the Plan.

     The following tables show, for the fiscal year ended June 30, 1998, certain information regarding options granted to, exercised by and held at year-end by the Named Executive Officers.


                                       7.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                      Individual Grants
                                                      -----------------
                              Number of         % of Total                                      Potential Realizable Value
                              Shares of          Options                                        at Assumed Annual Rates of
                             Common Stock       Granted to      Exercise or                      Stock Price Appreciation
                              Underlying        Employees in    Base Price                           for Option Term(3)
                               Options           Fiscal           Per        Expiration         ----------------------------
               Name           Granted(1)         Year(2)          Share         Date                5%                10%
               ----           ----------         -------          -----         ----                --                ---
Mr. Bowman .................   160,000            27.9           $24.125      6/7/2008          $2,427,533        $6,151,846
Mr. Evans ..................    40,000             7.0           $24.125      6/7/2008          $  608,883        $1,537,961
Dr. Avdalovic ..............    18,000             3.1           $24.125      6/7/2008          $  273,097        $  692,083
Mr. Pope ...................    30,000             5.2           $24.125      6/7/2008          $  455,162        $1,153,471
Mr. Pohl ...................    30,000             5.2           $24.125      6/7/2008          $  455,162        $1,153,471
------------------------------------------------------------------------------------------------------------------------------------
All stockholders as a group(4)                                                                      $342.4            $867.6
                                                                                                   million           million
------------------------------------------------------------------------------------------------------------------------------------

(1) Consists of incentive stock options to purchase 82,500 shares of Common Stock and nonstatutory stock options to purchase 197,500 shares of Common Stock granted under the Plan. Each of such options has a ten-year term, subject to earlier termination upon death, disability or termination of employment, and vest in four equal annual installments beginning one year from the date of the grant. The exercise prices of such options are equal to 100% of the fair market value of the Company's Common Stock at June 8, 1998 based on the closing sales price of the Common Stock as reported on the Nasdaq National Market for the business day prior to the date of grant. The Plan contains provisions permitting the Board to accelerate vesting of outstanding options. In addition, in the event of a dissolution or liquidation of the Company, a specified stockholder-approved merger or a sale of all or substantially all of the assets of the Company, to the extent permitted by law, vesting with respect to each outstanding option will automatically be accelerated, unless such options are either assumed by any successor corporation (or its parent corporation) or are otherwise replaced with comparable options to purchase shares of the capital stock of such successor corporation or parent thereof.

(2)  Based on 573,100 options granted to employees in fiscal 1998.

(3) In accordance with the rules of the SEC, the table sets forth the hypothetical gains or "option spreads" that would exist for such options at the end of their respective terms. These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date of grant to the end of the option term (ten years). The potential realizable value is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option, and that the option is exercised and sold on the last day of its term at the appreciated stock price. For example, a stockholder who purchased one share of stock on June 8, 1998 at $24.125, held the stock for ten years (while the stock appreciated at 5% or 10% annual rate, respectively) and sold it on June 7, 2008, would have profits of $15.17 and $38.45, respectively, on his or her $24.125 investment. No gain to the optionee is possible unless the price of the Company's stock increases over the option term, benefiting all of the Company's stockholders. These amounts represent certain assumed rates of appreciation in accordance with the rules of the SEC and do not reflect the Company's estimate or projection of future stock price performance. Actual gains, if any, are dependent on the actual future performance of the Company's Common Stock.

(4) These amounts represent the increase in the aggregate market value of the Common Stock outstanding as of June 8, 1998 (22,565,310 shares) assuming the annual rates of stock price appreciation set forth above over the ten-year period used for the Named Executive Officers.


                                       8.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR-END OPTION VALUES

                                                               Number of Shares of Common Stock
                         Number of                                        Underlying                           Value of Unexercised
                          Shares                                 Unexercised Options at Fiscal                     In-the-Money
                        Acquired On          Value                         Year End                       Options at Fiscal Year End
Name                     Exercise          Realized(1)            Exercisable/Unexercisable(2)          Exercisable/Unexercisable(3)
----                     --------          -----------            ----------------------------          ----------------------------
Mr. Bowman .............. 130,400          $3,228,425                 719,000 / 345,000                     $13,641,063 / $2,427,188
Mr. Evans ............... 112,000          $2,506,000                 187,000 /  97,000                      $3,287,313 /   $751,608
Dr. Avdalovic ...........  40,200          $  746,814                  53,300 /  38,500                        $885,581 /   $287,906
Mr. Pope ................   1,150          $   23,791                  70,850 /  68,000                      $1,166,724 /   $524,968
Mr. Pohl ................    --                  --                    83,000 /  63,000                      $1,445,688 /   $434,812

----------

(1) Represents the fair market value of the underlying shares on the date of exercise (based upon the closing sales price reported on the Nasdaq National Market or the actual sales price if the shares were sold by the optionee) less the exercise price.

(2)  Includes both in-the-money and out-of-the-money options.

(3) Represents the fair market value of the underlying shares on the last day of the fiscal year ($26.375 based on the closing sales price of the Common Stock as reported on the Nasdaq National Market) less the exercise price.


                                       9.

                         COMPENSATION COMMITTEE REPORT(1)

     The Compensation Committee of the Board (the "Committee") consists of non-employee directors and establishes compensation policy and practices for the Company's Chief Executive Officer ("CEO") and its other executive officers. All compensation at the Company is based upon a sustained high level of individual performance and the Company's overall performance. The Committee provides direction and makes recommendations on all compensation matters relating to executive officers and other senior management employees, including stock option grants.

Compensation Philosophy

     The goal of the compensation program is to tie compensation to the attainment of specific business and individual objectives, while providing compensation sufficient to attract, retain, motivate and reward executive officers and other key employees who contribute to the long-term success of the Company. In furtherance of these goals, annual base salaries are generally set at levels that take into account both competitive and performance factors. The Company also relies to a significant degree on annual and longer-range incentive compensation in order to attract and motivate its executives. Incentive compensation is variable and is closely tied to corporate performance to encourage profitability growth and the enhancement of stockholder value. The Company's total compensation package, composed of base salary, bonus awards and stock option grants, is designed to be competitive with leading separations science and high technology companies with which the Company competes for people.

Cash-Based Compensation

     Cash-based compensation paid to executive officers in fiscal 1998 consisted of base salary, including amounts received pursuant to the Company's Employee Profit Sharing Plan, and an annual incentive award under the Company's Management Bonus Plan. For fiscal 1998, in making its competitive analysis of cash-based executive compensation, the Committee reviewed surveys provided by Towers Perrin, Hewitt and Associates and the Western Management Group, all nationally recognized consulting organizations specializing in executive compensation, of compensation paid to executive officers of separations science and high technology companies. Generally, the Committee sets annual base salary levels and bonus amounts to provide for a total cash-based compensation that is within the second and third quartiles of compensation paid to executive officers of separations science and high technology companies with which the Company competes for talented executives.

     Base Salary

     The Committee annually reviews and adjusts each executive officer's base salary. To ensure retention of qualified management, the Committee generally targets base salaries paid to executive officers at competitive levels, based on the surveys described above. In addition, when reviewing base salaries, the Committee considers both qualitative and quantitative factors relating to individual and corporate performance, levels of responsibility, prior experience and breadth of knowledge. The Committee does not base its considerations on any single one of these factors nor does it specifically assign relative weights to factors. In many instances, the qualitative factors necessarily involve a subjective assessment by the Committee. Generally, in determining salary adjustments for executive officers (other than the chief executive officer), the Committee relies primarily on the evaluation and recommendations of Mr. Bowman.


----------
(1) The material in this report is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 (the "Securities Act") or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.


                                      10.

     Employee Profit Sharing Plan

     The Company's Employee Profit Sharing Plan (the "EPSP") has been established to reward all North American full-time employees of the Company, including executive officers, for their contributions to the Company's profitability for any given year. The structure of the EPSP provides for the development of a compensation pool, the size of which is based on profits for a given year. In fiscal 1998, each eligible employee, including each of the executive officers, received pursuant to the EPSP an amount equal to 11.6% of such employee's eligible compensation.

     Annual Incentive Award

     The Management Bonus Plan (the "MBP"), an annual incentive award plan, is the variable pay program for officers and other senior managers of the Company. The actual bonus award earned depends on the extent to which Company and individual performance objectives are achieved for any given year. Company objectives consist of achieving operating, strategic and financial goals that are considered to be critical to the Company's fundamental long-term goal of building stockholder value. The Company does not set any specific target levels of compensation nor does it base its bonus determinations on achievement of all criteria. At the end of each fiscal year, the Committee evaluates the degree to which the Company has met its goals in light of its historical and industry-wide performance. The Committee then determines individual awards under the MBP by evaluating each participant's contribution to the achievement of the Company's objectives and overall individual performance as well as by ensuring that the bonus awards remain at competitive levels.

     Cash-based Compensation for Fiscal 1998

     The amount of the aggregate of Mr. Bowman's base salary and EPSP award for fiscal 1997, in addition to his annual bonus under the MBP, was in the fourth quartile compared to the surveyed group of leading separations science and high technology companies. Following a review of the above-described surveys, the Committee set Mr. Bowman's base annual salary for fiscal 1998 at $335,000, representing an increase of 5% over his base salary for fiscal 1997.

     In setting Mr. Bowman's base salary and amount of award under the MBP, the Committee took into account, in addition to competitive consideration, the Committee's evaluation of Mr. Bowman's contribution to the performance of the Company in fiscal 1998. In particular, the Committee took into consideration the Company's financial performance, including sales growth and profitability, as well as contributions by Mr. Bowman to achievements in strategic planning and positioning. The Committee also considered Mr. Bowman's leadership and experience in the separations science industry and the scope of Mr. Bowman's responsibility. As the result of this assessment, Mr. Bowman was awarded an annual bonus of $290,000.

     Similar competitive consideration and corporate and individual performance factors accounted for increases in base salaries and were taken into consideration in determining awards under the MBP for other executive officers for fiscal 1998. The percentage increase in base salaries of executive officers ranged from 3% to 10%. The executive officers received awards under the MBP ranging from 21% to 45% of their base salaries.

     Long-Term Incentives

     The Company utilizes a long-term incentive program, currently consisting of the Dionex Corporation Stock Option Plan (the "Plan") and, until August 1994, also consisting of the Supplemental Stock Option Plan, to further align the interests of stockholders and management by creating common incentives related to the possession by management of a substantial economic interest in the long-term appreciation of the Company's stock. In determining the size of an option to be granted to an executive officer, the Committee takes into account the officer's position and level of responsibility within the Company, the officer's existing stock and unvested option holdings, the potential reward to the officer if the stock price appreciates in the public market, and the competitiveness of the officer's overall compensation arrangements, including stock options. Additional long-term incentives are provided through the Company's Employee Stock Participation Plan in which all eligible employees, including eligible executive officers of the Company, may purchase stock of the Company, subject to specified limits, at 85% of fair market value.


                                      11.

     In fiscal 1998, Mr. Bowman was granted an option to purchase 160,000 shares and the other executive officers were granted options to purchase shares in amounts ranging from 18,000 to 40,000 shares. In fiscal 1997, Mr. Bowman was granted an option to purchase 200,000 shares and the other executive officers were granted options to purchase shares in amounts ranging from 18,000 to 56,000 shares.

     Section 162(m) of the Code limits the Company to a deduction, for federal income tax purposes, of no more than $1 million of compensation paid to certain named executive officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation." The Compensation Committee has determined that stock options granted under the Plan with an exercise price at least equal to the fair market value of the Company's common stock on the date of grant shall be treated as "performance-based compensation." In fiscal 1996, the Company's stockholders approved an amendment to the Plan that enables any compensation recognized by a Named Executive Officer as a result of the grant of such a stock option that qualifies as "performance-based compensation" and thus be deductible by the Company without regard to the $1 million limit otherwise imposed by Code Section 162(m). The Committee believes that it is quite unlikely that compensation, excluding the value of any stock options granted under the Plan, paid to any Named Executive Officer in a taxable year which is subject to the limitation will exceed $1 million.


                                                  DAVID L. ANDERSON
                                                  JAMES F. BATTEY
                                                  B. J. MOORE
                                                  RICCARDO PIGLIUCCI


                                      12.

                      PERFORMANCE MEASUREMENT COMPARISON(1)

     The following chart shows total stockholder return for the Standard & Poor's 500 Stock Index, a peer group index comprised of all public companies using SIC Code 3826 (Laboratory Analytical Instruments) (the "Peer Group")(2) and for the Company:

                 COMPARISON OF FIVE-YEAR TOTAL CUMULATIVE RETURN
                            AMONG DIONEX CORPORATION
                       S&P 500 INDEX AND PEER GROUP INDEX

 [THE FOLLOWING TABLE WAS REPRESENTED BY A LINE CHART IN THE PRINTED MATERIAL.]

                       1993      1994       1995      1996      1997       1998

Dionex Corp           100.00     93.66     128.87    181.69    288.73     297.18
Industry Index        100.00    104.95     130.72    178.84    218.71     217.57
S&P 500 Index         100.00    101.41     127.85    161.09    216.99     282.44


                       ASSUMES $100 INVESTED JULY 1, 1993
                          ASSUMES DIVIDEND REINVESTED
                        FISCAL YEAR ENDING JUNE 30, 1998


----------
(1) This Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

(2) Upon written request of a stockholder, the Company will provide a list of companies comprising the Peer Group as well as the list of companies that were included in the prior year's Peer Group but are not included in this year's Peer Group because such companies are no longer listed under the SIC Code 3826 and companies that were not included in the prior year's Peer Group but are included in this year's Peer Group because such companies are currently, but were not in the prior year, listed under the SIC Code 3826.

(3) The total return on investment (change in year-end stock price plus reinvested dividends) for the Company, the Standard & Poor's 500 Stock Index and the Peer Group, based on June 30, 1993 = 100. In accordance with the rules of the SEC, the returns of companies comprising the Peer Group are weighted according to their respective stock market capitalization at the beginning of each period for which a return is indicated.

                                  OTHER MATTERS

     The Board does not know of any other matters that may come before the meeting. If any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise to act, in accordance with their best judgment on such matters.

                              STOCKHOLDER PROPOSALS

     Proposals of stockholders that are intended to be presented at the Company's 1999 Annual Meeting of Stockholders must be received by the Company no later than 60 days prior to the date of such meeting in the form and manner prescribed by the Company's Bylaws, a copy of which is available upon written request to the Secretary of the Company. In order to be included in the proxy statement and proxy relating to such meeting, any such proposal must be received by the Company by May 14, 1999.

                                              By Order of the Board of Directors


                                              [FACSIMILE SIGNATURE]


                                              JAMES C. GAITHER
                                              Secretary
September 11, 1998


                                      14.

                               DIONEX CORPORATION
                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON OCTOBER 22, 1998


     The undersigned hereby appoints A. Blaine Bowman and Michael Pope, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Dionex Corporation which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Dionex Corporation to be held at Dionex Corporation, 501 Mercury Drive, Sunnyvale, California 94086 on October 22, 1998 at 9:00 a.m. local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

     UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.

PROPOSAL 1: To elect five directors to hold office until the next Annual Meeting of Stockholders and until their successors are elected.

|_|      For all nominees listed below         |_|       WITHHOLD Authority
         (except as marked to the                        to vote for all nominee
         contrary s below).                              listed below.


Nominees: David L. Anderson, James F. Battey, A. Blaine Bowman, B.J. Moore and
          Riccardo Pigliucci.

To withhold authority to vote for any nominee(s), write such nominee(s)' name(s) below:

================================================================================
                            (Continued on other side)

                           (Continued from other side)

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

     PROPOSAL 2:    To ratify  the  selection  of  Deloitte  & Touche LLP as the
                    Company's  independe  nt auditors for its fiscal year ending
                    June 30, 1999.



                    |_| For                 |_| Against              |_| Abstain



     DATED _________________                ____________________________________

                                            ____________________________________
                                                        SIGNATURE(S)



                    Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.


Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.